SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2007

REFAC OPTICAL GROUP
(Exact name of registrant as specified in its charter)

DELAWARE	001-12776	13-1681234
(State or other jurisdiction of	(Commission	I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5 HARMON DRIVE, BLACKWOOD, NEW JERSEY	08012
(Address of principal executive offices)	(Zip Code)

(856) 228-0077
(Registrant’s telephone number, including area code)

None
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Information.

On December 13, 2006, OptiCare Eye Health Centers, Inc. ("Health Centers"), a Connecticut corporation and an indirect, wholly-owned subsidiary of Refac Optical Group (the "Company") and OptiCare, P.C. (the “P.C.”), filed suit in the Superior Court in the District of Waterbury, Connecticut (the "Court") against Dr. Neal Zimmerman, a former employee of P.C., a Connecticut professional corporation with which Health Centers contracts to provide eyecare services. The lawsuit alleges that Dr. Zimmerman violated certain provisions of his employment agreement with the P.C., including the non-competition provisions therein. The lawsuit also requests a temporary injunction preventing Dr. Zimmerman from taking further action in violation of his employment agreement.

Dr. Zimmerman has commenced a suit in the Court against Health Centers, the Company, OptiCare Health Systems, Inc., a Connecticut corporation and a wholly-owned subsidiary of the Company ("OptiCare"), P.C., and Dr. Dean J. Yimoyines, a director of the Company. The Complaint, served on January 19, 2007, alleges, among other things, that the defendants have engaged in fraud, misrepresentation, conversion, theft, breach of fiduciary duty and unfair trade practices, all in breach of Dr. Zimmerman's employment agreement, constituting constructive discharge. In his lawsuit, Dr. Zimmerman requests damages and other relief and has also requested a temporary injunction against the defendants, to prevent them from seeking to enforce any non-competition agreements or restrictive covenants in his employment agreement.

The Company, Health Centers, OptiCare and Dr. Yimoyines believe that they have meritorious defenses to Dr. Zimmerman's lawsuit and intend to defend themselves vigorously.

The Company issued a press release regarding the foregoing on January 25, 2007, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REFAC OPTICAL GROUP

Dated: January 25, 2007	By: /s/ Raymond A. Cardonne, Jr.
Name: Raymond A. Cardonne, Jr.
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No. Description
99.1 Press Release, dated January 25, 2007.